EXHIBIT 99

Investor Relations Contact:	Media Contact:
Seana Phillips	Michelle Sullivan
(617) 368-5074	(617) 368-5165
BOSTON BEER REPORTS
THIRD QUARTER 2011 RESULTS
BOSTON, MA (11/1/11) — The Boston Beer Company, Inc. (NYSE: SAM) reported a third quarter core product depletions increase of 11% as compared to the third quarter of 2010. Third quarter 2011 net revenue was $134.8 million, an increase of $10.3 million or 8% over the same period last year, mainly due to 7% shipment volume gains. Net income for the third quarter was $16.3 million, or $1.19 per diluted share, an increase of $850,000, or $0.10 per diluted share, from the third quarter of 2010. This increase was primarily due to volume increases, partially offset by increased investments in advertising, promotional and selling expenses.
Highlights of this release include:
•	Depletions growth of 11% for the third quarter and 8% year to date, with one less selling day in the third quarter and equal selling days year-to-date.
•	Gross margin of 56% for the third quarter and 55% year-to-date; and full year gross margin target between 54% and 56%.
•	Advertising, promotional and selling expense increase of $4.7 million, or 14%, for the third quarter and $16.5 million, or 17%, year-to-date, primarily due to planned increased investments behind the Company’s brands.
•	Reduced inventory at participating wholesalers as a result of the Freshest Beer Program of an estimated 266,000 cases as of the end of the third quarter, reducing reported earnings per diluted share by approximately $0.02 for the third quarter and $0.09 year-to-date.
•	Earnings per diluted share of $1.19 for the quarter and $2.56 year to date, excluding the $0.92 per diluted share impact of the recall settlement received in the second quarter.
•	Increased projection for full year depletions growth to between 7.5% and 9% from between 7% to 8%.
•	Increased projection for full year 2011 earnings per diluted share to be between $3.60 and $3.90 from between $3.20 to $3.60 primarily due to increased volume and a $0.13 to $0.18 per diluted share estimated favorable impact of a state income tax settlement in the fourth quarter.
•	Estimated full year 2011 earnings per diluted share of $3.60 to $3.90 excludes the $0.92 per diluted share favorable impact of the recall settlement received in the second quarter and includes the estimated negative earnings per share impact of between $0.10 and $0.20 due to reduced shipments related to the implementation of the Freshest Beer Program.

•	During the first nine months of 2011, the Company repurchased approximately 611,000 shares of its Class A Common Stock at a cost of approximately $50.9 million.
•	On October 27, 2011, the Board of Directors approved an increase of $25.0 million to the previously approved $250.0 million share buyback expenditure limit, for a new limit of $275.0 million.
Jim Koch, Chairman and Founder of the Company, commented, “We achieved depletions growth of 11% and record total depletions in the third quarter. We believe that our depletions growth is attributable to strong sales execution and support from our wholesalers and retailers as well as our great quality beers and strong brands. Depletions growth in the quarter improved from our first half results of 7% primarily due to the strength of our seasonal program. We are happy with the health of our brand portfolio and remain positive about the future of craft beer.”
Commenting on the Freshest Beer Program, Mr. Koch continued, “We are pleased with the results so far, and currently have over 25 wholesalers signed up and at various stages of inventory reduction. We believe that in the long term this program will deliver better, fresher Samuel Adams beer to our drinkers and should reduce costs and improve efficiency throughout the supply chain. We are still targeting that 50% of our volume will be on our Freshest Beer Program by the end of 2011 and believe this could reach 70% by the end of 2012.”
3rd Quarter 2011 Summary of Results
Depletions grew 11% for the quarter, primarily due to increases in Samuel Adams® Seasonals, Twisted Tea® and the Samuel Adams® Brewmaster’s Collection, partially offset by declines in Samuel Adams Boston Lager® and Sam Adams Light®.
Core shipment volume was approximately 656,000 barrels, a 7% increase over the same period in 2010.
The third quarter gross margin was 56% for both 2011 and 2010. Minor pricing increases and lower ingredients costs were partially offset by a slight change in our core product mix. The Company continues to focus on cost savings initiatives and efficiencies.
Advertising, promotional and selling expenses were $4.7 million higher than those incurred in the prior year, primarily as a result of higher costs for additional sales personnel and increased investments in local marketing, as well as increased costs of freight to wholesalers.
General and administrative expenses increased $0.5 million compared to the third quarter of 2010, due to increases in salary and benefit costs, and stock compensation expense.
The Company’s effective tax rate for the third quarter of 2011 was 38%.

Year to Date 2011 Summary of Results
Depletions grew 8% year-to-date, primarily due to increases in Twisted Tea®, Samuel Adams® Seasonals, Samuel Adams® Brewmaster’s Collection and Samuel Adams Boston Lager®, partially offset by declines in Sam Adams Light®.
Core shipment volume was approximately 1,800,000 barrels, a 6% increase over the same period in 2010.
Net income increased $10.3 million, or $0.83 per diluted share, to $48.3 million, or $3.48 per diluted share, compared to the same period last year, due to the $0.92 per share recall settlement received in the second quarter and increases in core shipment volume, partially offset by higher selling expenses and the negative impact of the Freshest Beer Program on shipment volume. The Company estimates the unfavorable earnings per share impact was $0.09 due to the reduced shipments related to the implementation of the Freshest Beer Program.
Advertising, promotional and selling expenses were $16.5 million higher than those incurred in the prior year, primarily as a result of increased investments in advertising and local marketing, higher costs for additional sales personnel and increased costs of freight to wholesalers.
General and administrative expenses increased by $2.9 million over the same period in 2010, due to increases in salary and benefit costs and consulting expenses, and also due to the fact that in the first quarter of 2010 there was a $0.9 million reversal of a 2009 expense for an option that did not vest.
Cash and cash equivalents as of the end of the third quarter totaled $48.1 million.
During the first nine months of 2011, the Company repurchased approximately 611,000 shares of its Class A Common Stock at a cost of approximately $50.9 million and repurchased approximately an additional 125,000 shares during the period September 25, 2011 through October 29, 2011 at an approximate cost of $9.6 million. As of October 29, 2011 the Company had approximately $25.5 million remaining on the $275.0 million share buyback expenditure limit set by the Board of Directors.
As of October 29, 2011, the Freshest Beer Program is now active at over 25 wholesalers representing approximately 30% of the Company’s business.

Depletion and Shipment estimates
•	Based on information in-hand, year-to-date depletions through October 2011 are estimated by the Company to be up approximately 8% from the same period in 2010.
•	Year-to-date shipments through October 2011 are up approximately 7% compared to the same period in 2010.
•	The Company believes that inventory levels at the end of the third quarter at those wholesalers who are not participating in the Freshest Beer Program were similar to the levels in previous years.
Fiscal 2011 Outlook
The Company’s full year 2011 earnings per diluted share projection is between $3.60 and $3.90.
•	Excluding the $0.92 per diluted share favorable impact of the recall settlement received in the second quarter
•	Including the $0.13 to $0.18 per diluted share estimated favorable impact of a state income tax settlement in the fourth quarter,
•	Including the estimated negative earnings per share impact of between $0.10 and $0.20 due to reduced shipments related to the implementation of the Freshest Beer Program.
The Company’s actual 2011 earnings per diluted share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:
•	Depletions growth of 7.5% to 9% and shipment growth of 7% to 8.5%, reflecting an estimated aggregate inventory reduction at wholesalers participating in the Freshest Beer Program of between 300 thousand and 500 thousand case equivalents.
•	Increase in revenue per barrel of approximately 1% to 1.5%.
•	Full-year 2011 gross margins of between 54% and 56%.
•	Increased investment in advertising, promotional and selling expenses of between $14 million and $18 million for the full year 2011, not including any increases in freight costs for the shipment of beer products to the Company’s wholesalers. Approximately $12 million of this increase has been incurred in the nine months ending September 24, 2011.

•	Full-year 2011 effective tax rate of approximately 36%. This includes the favorable impact of a state income tax settlement in the fourth quarter of approximately $0.13 to $0.18 per diluted share.
•	Full-year spending on capital investments of between $21 million and $27 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.
Fiscal 2012 Outlook
The Company is in the process of completing its 2012 planning process and will provide further detailed guidance when the Company presents its full-year 2011 results. The Company is currently using the following assumptions and targets for 2012
•	Depletions and shipments growth in the mid to high-single digits. The Company does not expect shipments growth to significantly lag depletion growth as the aggregate inventory reduction at wholesalers participating in the Freshest Beer Program is estimated to be between 100 thousand and 300 thousand case equivalents at year end 2012 versus 2011.
•	The Company continues to explore opportunities for price increases for 2012 and is targeting revenue per barrel increases of between 2.5% and 3.5% to help offset significant barley cost pressures from the 2011 crop.
•	The Company will continue to focus on efficiencies at its breweries and is currently aware of significant increases in the costs of ingredients for 2012 primarily due to barley cost pressures, which is currently estimated to add over $8.0 million in incremental barley costs. Full-year 2012 gross margins are currently expected to be between 53% and 55% due to anticipated price increases not fully covering cost pressures and some product mix changes.
•	Increased investment in advertising, promotional and selling expenses of between $5 million and $10 million for the full year 2012, not including any increases in freight costs for the shipment of beer products to the Company’s wholesalers.
•	Full-year effective tax rate of approximately 38%.
•	Full-year spending on capital investments of between $25 million and $35 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases.
About the Company
The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 25 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. For more information, please visit www.samueladams.com.
Forward-Looking Statements
Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 25, 2010 and December 26, 2009. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.
Tuesday, November 1, 2011

THE BOSTON BEER COMPANY, INC.
Financial Results
Consolidated Statements of Income:
    (in thousands, except per share data)

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2011	2010	2011	2010

Barrels sold	658	616	1,811	1,705

Revenue	$147,002	$135,957	$404,425	$379,585
Less excise taxes	12,189	11,490	33,479	31,525

Net revenue	134,813	124,467	370,946	348,060
Cost of goods sold	58,782	54,676	166,468	158,103

Gross profit	76,031	69,791	204,478	189,957
Operating expenses:
Advertising, promotional and selling expenses	39,334	34,612	115,364	98,840
General and administrative expenses	10,284	9,815	31,689	28,815
Settlement proceeds	—	—	(20,500)	—

Total operating expenses	49,618	44,427	126,553	127,655

Operating income	26,413	25,364	77,925	62,302
Other income, net:
Interest income	32	33	35	41
Other income, net	15	(105)	44	(102)

Total other income, net	47	(72)	79	(61)

Income before income tax provision	26,460	25,292	78,004	62,241
Income tax provision	10,164	9,846	29,730	24,265

Net income	$16,296	$15,446	$48,274	$37,976

Net income per common share — basic	$1.26	$1.14	$3.67	$2.75

Net income per common share — diluted	$1.19	$1.09	$3.48	$2.65

Weighted-average number of common shares — basic	12,932	13,587	13,143	13,795

Weighted-average number of common shares — diluted	13,650	14,197	13,868	14,320

THE BOSTON BEER COMPANY, INC.
Financial Results
Consolidated Balance Sheets:
    (in thousands, except share data)

	(unaudited)
	Sept. 24,	Dec. 25,
	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$48,123	$48,969
Accounts receivable, net of allowance for doubtful accounts of $61 and $121 as of September 24, 2011 and December 25, 2010, respectively	30,787	20,017
Inventories	30,770	26,614
Prepaid expenses and other assets	14,766	12,756
Deferred income taxes	3,719	3,648

Total current assets	128,165	112,004
Property, plant and equipment, net	141,525	142,889
Other assets	3,741	2,260
Goodwill	1,377	1,377

Total assets	$274,808	$258,530

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$25,000	$19,423
Accrued expenses and other current liabilities	57,551	52,776

Total current liabilities	82,551	72,199

Deferred income taxes	17,379	17,087
Other liabilities	2,774	3,656

Total liabilities	102,704	92,942

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,758,572 and 9,288,015 issued and outstanding as of September 24, 2011 and December 25, 2010, respectively	88	93
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	131,128	122,016
Accumulated other comprehensive loss, net of tax	(438)	(438)
Retained earnings	41,285	43,876

Total stockholders’ equity	172,104	165,588

Total liabilities and stockholders’ equity	$274,808	$258,530

THE BOSTON BEER COMPANY, INC.
Financial Results
Consolidated Statements of Cash Flows:
    (in thousands)

	(unaudited)
	Nine Months Ended
	Sept. 24,	Sept. 25,
	2011	2010

Cash flows provided by operating activities:
Net income	$48,274	$37,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,328	12,833
Impairment of long-lived assets	22	—
Loss on disposal of property, plant and equipment	117	35
Bad debt (recovery) expense	(60)	9
Stock-based compensation expense	4,751	2,388
Excess tax benefit from stock-based compensation arrangements	(2,542)	(2,500)
Deferred income taxes	221	1,037
Changes in operating assets and liabilities:
Accounts receivable	(10,710)	(8,423)
Inventories	(4,156)	(575)
Prepaid expenses and other assets	(3,395)	(306)
Accounts payable	5,577	(2,426)
Accrued expenses and other current liabilities	7,378	12,446
Other liabilities	(882)	1,030

Net cash provided by operating activities	57,923	53,524

Cash flows used in investing activities:
Purchases of property, plant and equipment	(12,290)	(10,024)
Proceeds from disposal of property, plant and equipment	—	20

Net cash used in investing activities	(12,290)	(10,004)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(50,871)	(51,908)
Proceeds from exercise of stock options	1,310	3,038
Excess tax benefit from stock-based compensation arrangements	2,542	2,500
Net proceeds from sale of investment shares	540	559

Net cash used in financing activities	(46,479)	(45,811)

Change in cash and cash equivalents	(846)	(2,291)

Cash and cash equivalents at beginning of period	48,969	55,481

Cash and cash equivalents at end of period	$48,123	$53,190

Supplemental disclosure of cash flow information:
Income taxes paid	$25,904	$16,887

Copies of The Boston Beer Company’s press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com